Exhibit 10.44

Press Release - June 2005

INVISA ADDS TO GROWING LIST OF MANUFACTURERS

Sarasota, FL, June 28, 2005 - Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company, announced today that it has added Linear/OSCO (Operator Specialty Company Inc.) to its growing list of prominent manufacturers offering the SmartGate PBG-3 Safety System as an installed option on new parking gates and as a retrofit safety solution for existing gate installations.

Prior to this release, Invisa announced important OEM relationships with three other very prominent manufacturers of parking barrier gates: Magnetic Automation Corp. (Sept. 13, 2004), Zeag (UK) Ltd. (Jan. 15, 2005), and DC Solutions Inc. (Jan. 18, 2005). The addition of Linear/OSCO demonstrates the continuing success of Invisa's long term marketing and sales strategy designed to establish the InvisaShield™ technology as the safety standard throughout the worldwide parking barrier gate industry.

Randy Baker, product marketing manager for Linear/OSCO said, "Linear/OSCO is now installing the SmartGate PBG-3 non-contact safety sensor on barrier gates as a factory installed option. We have found the SmartGate PBG-3 non-contact safety sensor to be a very reliable and effective means for preventing the gate arm from hitting objects. It is available from Linear/OSCO as a field installation kit for adding to existing gate sites, or it can be ordered as a factory installed option on any of our barrier gate operators. We recommend the SmartGate PBG-3 to our customers as the only non-contact reversing device that is effective on vehicles as well as people."

According to Carl Parks, Invisa's VP of Operations, "It is gratifying to see all our hard work beginning to pay off. It has been our strategy all along to become the safety standard in this our first market and I believe the growing list of OEM's that are making our SmartGate product their safety system of choice shows we are succeeding. Many of these same manufacturers (or their parent companies) also produce sliding and swinging gate operators, commercial overhead door operators, and even residential garage door operators ... devices that also need the higher level of safety provided by the SmartGate Safety System and our InvisaShield technology. We will be announcing products for these markets in the next few quarters."

About Invisa: Invisa delivers versatile, reliable, compact next generation presence sensing solutions targeted to the global electronic life safety and security markets. InvisaShield, a robust and advanced implementation of capacitive sensing technology, is highly resistant to known methods of circumvention. It does not employ infrared, laser, ultrasound or microwave radiation.

The company's SmartGate safety systems incorporate InvisaShield capacitive sensing technology to generate an invisible protective field around or preceding the leading edge of powered gates, garage doors, sliding gates & doors and other powered closures. A video showing SmartGate in action can be viewed at www.invisa.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward looking statements using words such as "anticipates," implied by such statements. Factors, which may cause such differences, include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

For information on SmartGate products or the InvisaShield technology, please visit www.invisa.com or call 941-355-9361.

For information on Linear/OSCO (Operator Specialty Company Inc.) visit www.operatorspecialty.com or contact Randy Baker, Product Marketing Manager; 800-333-1717 (phone); 616-675-5435 (fax)